EXHIBIT 22.1
                                                                    ------------

                           SUBSIDIARIES OF THE COMPANY

                                 State or Jurisdiction              Percentage
Name of Subsidiary                 of Incorporation                   Owned
------------------               ----------------------             ----------

Commodore Solution
Technologies, Inc.                    Delaware                         100%

Commodore CFC
Technologies, Inc.                    Delaware                         100%

CFC Technologies, Inc.                Ohio                             100%

Commodore Advanced
Sciences, Inc.*                       New Mexico                       100%

A.S. Environmental, Inc.*             Delaware                         100%

Commodore Remediation
Technologies, Inc.*                   Delaware                         100%

Commodore Government
Environmental
Technologies, Inc.*                   Delaware                         100%

Commodore Technologies, Inc.*         Ohio                             100%

Sandpiper Properties, Inc.*           Ohio                             100%

Environmental Alternatives, Inc.*     New Mexico                       100%

Advanced Sciences Integrated
Mexico, S.A. de C.V.*                 Mexico                           100%

Advanced Sciences Integradas S.A.*    Argentina                        100%

CORT Technologies, Inc.*              Delaware                         100%

Commodore Refrigerant
Technologies, Inc.                    Delaware                         100%

Commodore Nuclear, Inc.               Delaware                         100%

Dispute Resolution Management, Inc.   Utah                             81%


*  Wholly owned subsidiary of Commodore Solution Technologies, Inc.



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